Exhibit 16(d)

POWER OF ATTORNEY

WHEREAS, the undersigned is a Trustee of Datum One Series Trust (the “Trust”);

IT IS THEREFORE RESOLVED, that the undersigned hereby constitutes and appoints Jessica L. Reece, Andrew G. Lawson, Matthew J. Broucek, Barbara J. Nelligan, and Tracy L. Dotolo, and each of them singly, as attorneys for it and in its name, place and stead, and its capacity as a Trustee, to execute and file the Registration Statements on Form N-14 of the Trust described below and any amendment or amendments to said Registration Statements hereby giving and granting to said attorneys, and each of them acting alone, full power and authority to do and perform each and every act and thing whatsoever requisite or necessary to be done in and about the premises as fully to all intents and purposes as [he/she] might or could do if personally present at the time doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

Registration Statements:

Registration Statements on Form N-14 relating to the reorganization of Brandes International Equity Fund, Brandes Global Equity Fund, Brandes Emerging Markets Value Fund, Brandes International Small Cap Equity Fund, Brandes Small Cap Value Fund, Brandes Core Plus Fixed Income Fund, and Brandes Separately Managed Account Reserve Trust, each a series of Brandes Investment Trust, with and into corresponding series of the same name, each a series of the Trust.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 27th day of February 2024.

/s/ Lloyd A. Wennlund
Lloyd A. Wennlund
Trustee